Exhibit 99.1
Keros Therapeutics Appoints Yung H. Chyung, M.D., as Chief Medical Officer

LEXINGTON, Mass., October 16, 2024 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced the appointment of Yung H. Chyung, M.D., as Keros' Chief Medical Officer, effective as of November 1, 2024.

“We are thrilled to welcome Yung to Keros and look forward to leveraging his development and TGF-ß superfamily expertise as we continue to advance our clinical programs,” said Chair and Chief Executive Officer Jasbir Seehra, Ph.D.

“We believe Yung’s experience and leadership will be invaluable at this critical point, as we prepare to initiate a Phase 3 clinical trial evaluating elritercept (KER-050) in patients with lower-risk myelodysplastic syndromes and for important data readouts for cibotercept (KER-012) and KER-065 expected in 2025,” said President and Chief Operating Officer Christopher Rovaldi.

Dr. Chyung commented, “I am delighted to be joining Keros at this exciting time for the company, as it prepares for its first registrational clinical trial and upcoming topline data readout for the TROPOS trial, the ongoing Phase 2 clinical trial of cibotercept in combination with background therapy in patients with pulmonary arterial hypertension. I look forward to joining Keros’ talented and dedicated team to bring our differentiated product candidates to patients with limited treatment options.”

Dr. Chyung is joining the Company after most recently serving as Executive Vice President and Chief Medical Officer of Tourmaline Bio, Inc. from August 2022 to October 2024. From February 2016 to June 2022, he served as Chief Medical Officer of Scholar Rock Holding Corporation. Prior to that time, he served in positions of increasing responsibility at Dyax Corp, most recently as Vice President of Medical Research, and at Genzyme Corporation. Dr. Chyung received an A.B. in Biochemical Sciences from Harvard College and earned his M.D. from Harvard Medical School. He completed his internal medicine residency and allergy and immunology fellowship at Massachusetts General Hospital.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, elritercept, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with MDS and in patients with myelofibrosis. Keros’ second product candidate, cibotercept (KER-012), is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders. Keros’ third product candidate, KER-065, is being developed for the treatment of obesity and for the treatment of neuromuscular diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as

amended. Words such as “expect,” “forward,” “potential” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding the progress and timing of its clinical trials for elritercept, cibotercept and KER-065. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, elritercept, cibotercept and KER-065; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2024, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Justin Frantz
jfrantz@kerostx.com
617-221-6042